EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT
Gregory F. Hughes
Chief Financial Officer
(212) 594-2700
or
Heidi Gillette
Investor Relations
(212) 216-1601

SL GREEN REALTY CORP. REPORTS
SECOND QUARTER FFO OF $1.22 PER SHARE

Second Quarter Highlights

•                  Increased second quarter FFO to $1.22 per share (diluted) from $1.02 during the second quarter of 2005, an increase of 19.6%.

•                  Closed on the previously announced transaction involving 609 Fifth Avenue, which valued the property at approximately $182.0 million.

•                  Signed 57 office leases totaling 427,862 square feet during the second quarter.

•                  Finished the quarter at 95.9% occupancy, up from 95.2% at the end of the first quarter.

•                  Increased average office starting rents by 10.3% over previously fully escalated rents reflecting continued growth in rents for office leases signed during the second quarter.

•                  Recognized combined same-store GAAP NOI growth of 5.3% during the second quarter.

•                  Recapitalized 55 Corporate Drive, NJ increasing our ownership interest from 10% to 50%.  The property was originally acquired in May 2005 for $125.0 million and was valued at $236.0 million in connection with the recapitalization in June 2006.

•                  Recognized approximately $4.9 million to date ($0.10 per share) of fees, promote and other income resulting from the recapitalization and resolution of our investments with The Gale Companies.

•                  Refinanced 521 Fifth Avenue with a $140.0 million mortgage at LIBOR plus 100 basis points, a 62.5 basis point reduction in spread.

•                  Invested $15.3 million for a 50% ownership interest in a joint venture with Mack-Cali Realty Corporation which acquired interests in seven class A office properties valued at approximately $127.5 million and encompassing approximately 900,000 square feet.

•                  Originated $44.2 million of structured finance investments with an initial yield of 9.74%.

•                  Invested $20.1 million in Gramercy Capital Corp., or Gramercy (NYSE: GKK), in connection with its approximately $80.0 million common stock offering in May 2006.

•                  Received $8.2 million in dividends and fees from our investment in, and management arrangements with, Gramercy, including a $1.6 million incentive fee earned during the quarter.

•                  Issued 2.5 million shares of common stock in July 2006 raising net proceeds of approximately $269.1 million.

Summary

New York, NY, July 24, 2006 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $57.2 million, or $1.22 per share, for the second quarter ended June 30, 2006, a 19.6% increase over the same quarter in 2005.  The Company also reported FFO of $2.30 per share for the six months ended June 30, 2006, a 14.4% increase over the same period in 2005, which was $2.01 per share.

Net income available to common stockholders totaled $29.1 million, or $0.65 per share for the second quarter and $52.8 million, or $1.19 per share for the six months ended June 30, 2006, a decrease of $27.4 million and $26.6 million over the respective periods in 2005.  2005 results include a  gain on sale of 1414 Avenue of the Americas ($0.79 per share)

All per share amounts are presented on a diluted basis.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Millions except per share)	2006	2005	2006	2005
Funds from operations	$57.2	$46.4	$107.5	$90.9
-per share (diluted)	$1.22	$1.02	$2.30	$2.01
Net income	$29.1	$56.5	$52.8	$79.4
-per share (diluted)	$0.65	$1.31	$1.19	$1.85

Operating and Leasing Activity

For the second quarter of 2006, the Company reported revenues and EBITDA of $132.8 million and $76.9 million, respectively, increases of $30.7 million (or 30.1%) and $14.7 million (or 23.7%), respectively, over the same period in 2005, largely due to strong leasing activity at 625 Madison Avenue and 420 Lexington Avenue as well as the acquisitions in 2005 and 2006, including 28 West 44th Street (February 2005), an additional interest in 19 West 44th Street (June 2005) and 521 Fifth Avenue (March 2006).  Same-store GAAP NOI on a combined basis increased by 5.3% for the second quarter when compared to the same quarter in 2005, with the wholly-owned properties increasing 7.9% to $47.0 million during the second quarter and the joint venture properties increasing by 0.5% to $24.1 million.

Average starting office rents of $46.40 per rentable square foot for the second quarter represented a 10.3% increase over the previously fully escalated rents.

Occupancy for the portfolio increased from 95.2% at March 31, 2006 to 95.9% at June 30, 2006.  During the quarter, the Company signed 60 leases totaling 437,864 square feet, with 57 leases and 427,862 square feet representing office leases.

Significant leasing activities during the second quarter included:

-                    Renewal with Morgan Stanley and Co., Inc. for approximately 46,300 square feet at 1221 Avenue of the Americas.

-                    New lease with Cardinia Real Estate LLC for approximately 54,149 square feet at 485 Lexington Avenue.

-                    New lease with Network Appliance for approximately 36,223 square feet at 100 Park Avenue.

-                    Commencement of lease with Polo Ralph Lauren for approximately 72,500 square feet at 625 Madison Avenue.

Real Estate Investment Activity

During the second quarter of 2006, the Company announced new investments totaling approximately $545.5 million.

Investment activity announced during the second quarter included:

-                    In June 2006, the Company acquired an additional 40% ownership interest in the venture that owns 55 Corporate Drive, N.J., increasing our ownership interest to 50%.  This interest is held as a tenant-in-common interest.  Subsequent to this acquisition, which valued the property at $236.0 million, the property was refinanced.  The mortgage was repaid and replaced by a $190.0 million, ten-year interest-only mortgage with a fixed stated interest rate of 5.75%.  The property is net-leased to a single tenant until 2015.

-                    On June 30, 2006, the Company completed the investment in the previously announced transaction involving 609 Fifth Avenue — a mixed-use property that includes New York City’s American Girl Store and approximately 100,000 square feet of Class A office space — in a transaction that valued the property at approximately $182.0 million. The Company issued approximately 64 million preferred units in SL Green Operating Partnership, L.P., valued at $1.00 per unit, to subsidiaries of 609 Partners, LLC, the partnership that indirectly holds the property, and acquired all of its common partnership interests. The property remains subject to a $102.0 million mortgage loan held by Morgan Stanley Mortgage Capital, Inc. The mortgage has a fixed annual interest rate of 5.85% and will mature in October 2013.

-                    In May 2006, the Company entered into a joint venture with Mack-Cali Realty Corporation.  The joint venture, in which the Company has a 50% ownership interest, acquired interests in seven class A office properties, valued at approximately $127.5 million from entities affiliated with The Gale Company in which entities the Company had a preferred equity investment.  The properties, which encompass approximately 900,000 square feet, are subject to $102.5 million of mortgage loans at an effective interest rate of approximately 7.57%.

Financing and Capital Activity

In July 2006, the Company sold 2,500,000 shares of its common stock for net proceeds, after deducting underwriting discounts, commissions and transaction expenses, of approximately $269.1 million.  Lehman Brothers acted as sole underwriter for this offering, and was also granted a 30-day option to purchase up to an additional 250,000 shares solely to cover over-allotments.

In April 2006, the Company refinanced the $140.0 million loan on 521 Fifth Avenue with a new $140.0 million five-year loan that bears interest at LIBOR plus 100 basis points. The previous loan bore interest at LIBOR plus 162.5 basis points.

Structured Finance Activity

The Company’s structured finance investments totaled $334.0 million on June 30, 2006, a decrease of $132.2 million over the balance at March 31, 2006. The structured finance investments currently have a weighted average maturity of 7.7 years.  The weighted average yield for the quarter ended June 30, 2006 was 10.31%, consistent with the yield for the quarter ended March 31, 2006.

During the second quarter 2006, the Company originated $44.2 million of structured finance investments with an initial yield of 9.74%. This includes an investment in a New York City commercial office property, which Gramercy elected not to make.  In addition, the Company received redemptions totaling approximately $176.5 million that were yielding 10.97%.

In May 2006, Mack-Cali Realty Corporation acquired The Gale Company’s interests in the New Jersey properties constituting the Bellmeade portfolio, which interests are in substantially all of the entities in which the Company had a preferred equity investment. This transaction, as well as other redemptions during the quarter, resulted in the recognition of approximately $4.9 million ($0.10 per share) of fee and promote income.

Investment In Gramercy Capital Corp.

In May 2006, we purchased 750,000 shares of common stock of Gramercy for approximately $20.1 million in connection with its approximately $80.0 million common stock offering.  At June 30, 2006, the book value of the Company’s investment in Gramercy totaled $116.8 million. Fees earned from various arrangements between the Company and Gramercy totaled approximately $5.4 million for the quarter ended June 30, 2006, including an incentive fee of $1.6 million earned as a result of Gramercy’s FFO exceeding the 9.5% annual return on equity performance threshold.  For the six months ended June 30, 2006, the Company earned $10.2 million in fees from Gramercy.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $3.7 million and $6.9 million for the three and six months ended June 30, 2006, respectively, compared to $2.2 million and $3.3 million for the same periods in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter ended June 30, 2006, the Company’s MG&A includes approximately $2.6 million of costs associated with Gramercy.

Dividends

During the second quarter of 2006, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

-                    $0.60 per share of common stock. Dividends were paid on July 14, 2006 to stockholders of record on the close of business on June 30, 2006.

-                    $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period April 15, 2006 through and including July 14, 2006. Distributions were made on July 14, 2006 to stockholders of record on the close of business on June 30, 2006. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, July 25, 2006 at 2:00 p.m. ET to discuss second quarter financial results.

The conference call may be accessed by dialing (866) 761-0748 Domestic or (617) 614-2706 International. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com. The Supplemental Package outlining second quarter 2006 financial results will be available prior to the quarterly conference call on the Company’s web site.

A replay of the call will be available through Tuesday, August 1, 2006 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 38212898.

Supplemental Information

The Supplemental Package outlining second quarter 2006 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche.  As of June 30, 2006, the Company owned 30 office properties totaling 18.8 million square feet. The Company’s retail space ownership totals 219,300 square feet at seven properties.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 7 and 9 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.
STATEMENTS OF OPERATIONS-UNAUDITED
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Rental revenue, net	$87,746	$70,974	$170,671	$138,397
Escalations & reimbursement revenues	16,258	13,017	31,281	24,079
Preferred equity and investment income	17,305	11,925	30,784	23,071
Other income	11,475	6,140	21,375	12,908
Total revenues	132,784	102,056	254,111	198,455
Equity in net income from unconsolidated joint ventures	10,596	13,334	20,564	25,393
Expenses:
Operating expenses	29,258	22,729	58,738	45,312
Ground rent	4,921	4,825	9,842	9,253
Real estate taxes	19,090	15,111	37,513	28,915
Marketing, general and administrative	13,257	10,594	26,243	18,832
Total expenses	66,526	53,259	132,336	102,312
Earnings Before Interest, Depreciation and Amortization (EBITDA)	76,854	62,131	142,339	121,536
Interest expense	22,901	19,479	41,751	36,674
Amortization of deferred financing costs	1,242	907	1,956	1,700
Depreciation and amortization	17,938	14,430	34,204	28,016
Net income from Continuing Operations	34,773	27,315	64,428	55,146
Income from Discontinued Operations, net of minority interests	1,786	1,561	2,901	3,114
Gain on sale of Discontinued Operations, net of minority interests	—-	33,864	—-	33,846
Minority interests	(2,530)	(1,301)	(4,599)	(2,789)
Preferred stock dividends	(4,969)	(4,969)	(9,938)	(9,938)
Net income available to common shareholders	$29,060	$56,470	$52,792	$79,379

Net income per share (Basic)	$0.67	$1.35	$1.23	$1.91
Net income per share (Diluted)	$0.65	$1.31	$1.19	$1.85

Funds From Operations (FFO)
FFO per share (Basic)	$1.26	$1.05	$2.37	$2.06
FFO per share (Diluted)	$1.22	$1.02	$2.30	$2.01

FFO Calculation:
Net income from continuing operations	$34,773	$27,315	$64,428	$55,146
Add:
Depreciation and amortization	17,938	14,430	34,204	28,016
FFO from Discontinued Operations	2,079	2,134	3,773	4,346
FFO adjustment for Joint Ventures	7,613	7,651	15,593	13,733
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(9,938)	(9,938)
Depreciation of non-real estate assets	(240)	(189)	(508)	(370)
FFO before minority interests — BASIC and DILUTED	$57,194	$46,372	$107,552	$90,933

Basic ownership interest
Weighted average REIT common shares for net income per share	43,191	41,790	43,026	41,547
Weighted average partnership units held by minority interests	2,230	2,513	2,270	2,522
Basic weighted average shares and units outstanding for FFO per share	45,421	44,303	45,296	44,069
Diluted ownership interest
Weighted average REIT common share and common share equivalents	44,671	42,992	44,505	42,791
Weighted average partnership units held by minority interests	2,230	2,513	2,270	2,522
Diluted weighted average shares and units outstanding	46,901	45,505	46,775	45,313

SL GREEN REALTY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$302,821	$288,239
Buildings and improvements	1,477,106	1,440,584
Building leasehold and improvements	703,843	481,891
Property under capital lease	12,208	12,208
	2,495,978	2,222,922
Less accumulated depreciation	(236,727)	(219,295)
	2,259,251	2,003,627
Assets held for sale	170,173	—-
Cash and cash equivalents	14,184	24,104
Restricted cash	61,663	60,750
Tenant and other receivables, net of allowance of $12,682 and $9,681 in 2006 and 2005, respectively	27,115	23,722
Related party receivables	8,330	7,707
Deferred rents receivable, net of allowance of $9,570 and $8,698 in 2006 and 2005, respectively	81,561	75,294
Structured finance investments, net of discount of $3,514 and $1,537 in 2006 and 2005, respectively	333,989	400,076
Investments in unconsolidated joint ventures	571,418	543,189
Deferred costs, net	73,747	79,428
Other assets	90,521	91,880
Total assets	$3,691,952	$3,309,777

Liabilities and Stockholders’ Equity
Mortgage notes payable	1,078,999	$885,252
Revolving credit facility	54,645	32,000
Term loans	525,000	525,000
Derivative instruments at fair value	—-	—-
Accrued interest	7,991	7,711
Accounts payable and accrued expenses	84,977	87,390
Deferred revenue/gain	49,045	25,691
Capitalized lease obligation	16,325	16,260
Deferred land lease payable	16,625	16,312
Dividend and distributions payable	31,725	31,103
Security deposits	30,075	24,556
Liabilities related to assets held for sale	95,379	—-
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	2,090,786	1,751,275
Commitments and contingencies	—	—
Minority interest in other partnerships	37,164	25,012
Minority interest in operating partnership	67,498	74,049
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at June 30, 2006 and December 31, 2005, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at June 30, 2006 and December 31, 2005, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 43,226 and 42,456 issued and outstanding at June 30, 2006 and December 31, 2005, respectively	432	425
Additional paid - in capital	991,241	959,858
Accumulated other comprehensive income	20,009	15,316
Retained earnings	236,520	235,540
Total stockholders’ equity	1,496,504	1,459,441
Total liabilities and stockholders’ equity	$3,691,952	$3,309,777

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2006	2005
Operating Data:(1)
Net rentable area at end of period (in 000’s)	18,780	18,425
Portfolio percentage leased at end of period	95.8%	95.9%
Same-Store percentage leased at end of period	96.9%	96.5%
Number of properties in operation	30	29

Office square feet leased during quarter (rentable)	427,862	386,134
Average mark-to-market percentage-office	10.3%	1.7%
Average starting cash rent per rentable square foot-office	$46.40	$43.49

(1)             Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Earnings before interest, depreciation and amortization (EBITDA):	76,854	$62,131	$142,339	$121,536
Add:
Marketing, general & administrative expense	13,257	10,594	26,243	18,832
Operating income from discontinued operations	2,079	2,151	3,773	4,535
Less:
Non-building revenue	(26,484)	(15,658)	(45,385)	(29,881)
Equity in net income from joint ventures	(10,596)	(13,334)	(20,564)	(25,393)
GAAP net operating income (GAAP NOI)	55,110	45,884	106,406	89,629

Less:
GAAP NOI from other properties/affiliates	(8,131)	(2,363)	(13,628)	(3,954)
Same-Store GAAP NOI	$46,979	$43,521	$92,778	$85,675

*                    See page 7 for a reconciliation of FFO and EBITDA to net income.